Exhibit 99.1

    PRESS RELEASE

BIOMET ANNOUNCES OFFER TO ACQUIRE DEPUY TRAUMA BUSINESS

Warsaw, IN, April 3, 2012—Biomet, Inc. a global leader in the manufacture of musculoskeletal medical products, announced today that it has made a binding offer to acquire the worldwide trauma business of DePuy Orthopaedics, Inc. Under the terms of the offer, which is subject to exclusivity protection, Biomet will pay approximately $280 million in cash. The binding offer was made in order to permit DePuy Orthopaedics to comply with its consultation obligations with various European works councils prior to entering into a negotiated, mutually binding purchase agreement.

“This transaction will provide Biomet with a much stronger presence in the global trauma market and greatly expands our Sports, Extremities and Trauma business, which is a meaningful growth driver for Biomet,” said Jeffrey R. Binder, President and CEO of Biomet, Inc. “The DePuy Trauma team has done a great job of building a successful business. We look forward to welcoming them as Biomet team members and working alongside them to fulfill our commitment to providing customers with outstanding products and service, as well as continued innovation.”

The binding offer expires on June 1, 2012 but can be extended under certain circumstances. The transaction is subject to receipt of regulatory approvals, completion of required employee consultation procedures and other customary closing conditions.

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses large joint reconstructive products, including orthopedic joint replacement devices, and bone cements and accessories; sports medicine, extremities and trauma products, including internal and external orthopedic fixation devices; spine and bone healing products, including spine hardware, spinal stimulation devices, and orthobiologics, as well as electrical bone growth stimulators and softgoods and bracing; dental reconstructive products; and other products, including microfixation products and autologous therapies. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in approximately 90 countries.

Contacts

For further information contact Bill Kolter, Corporate Vice President, Public Affairs, at 574-372-1535 or bill.kolter@biomet.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements are often indicated by the use of words such as “will,” “intend,” “anticipate,” “estimate,” “expect,” “plan” and similar expressions. Forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward looking statements due to, among others, the following factors: the success of the Company’s principal product lines; the results of an ongoing investigation by the United States Department of Justice; the ability to successfully implement new technologies; the Company’s ability to sustain sales and earnings growth; the Company’s success in achieving timely approval or clearance of its products with domestic and foreign regulatory entities; the impact to the business as a result of compliance with federal, state and foreign governmental regulations and with the Deferred Prosecution Agreement and Corporate Integrity Agreement; the impact to the business as a result of the economic downturn in both foreign and domestic markets; the impact of federal health care reform; the impact of anticipated changes in the musculoskeletal industry and the ability of the Company to react to and capitalize on those changes; the ability of the Company to successfully implement its desired organizational changes and cost-saving initiatives; the impact to the business as a result of the Company’s significant international operations, including, among others, with respect to foreign currency fluctuations and the success of the Company’s transition of certain manufacturing operations to China; the impact of the Company’s managerial changes; the ability of the Company’s customers to receive adequate levels of reimbursement from third-party payors; the Company’s ability to maintain its existing intellectual property rights and obtain future intellectual property rights; the impact to the business as a result of cost containment efforts of group purchasing organizations; the Company’s ability to retain existing independent sales agents for its products; and other factors set forth in the Company’s filings with the SEC, including the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. There can be no assurance as to the accuracy of forward-looking statements contained in this press release. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company’s objectives will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements which speak only as of the date on which they were made.